UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2010

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

McMoRan Exploration Co. (McMoRan) agreed in privately negotiated transactions to induce conversion of approximately 43,000 shares (49% of the total outstanding) of its 8% Convertible Perpetual Preferred Stock (the Preferred Stock) with a liquidation preference of $42.6 million into approximately 6.2 million shares of McMoRan common stock (at a conversion rate equal to 146.1454 shares of common stock per share of the Preferred Stock).  To induce the early conversions of these shares of Preferred Stock, McMoRan will pay an aggregate $7.9 million in cash to the holders of these shares.  In addition, these holders will receive the previously announced dividend on the Preferred Stock payable on February 15, 2010.  These induced conversions were exempt from registration by virtue of the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

Preferred annual dividend savings following these transactions approximate $3.4 million.  After giving effect to these transactions, McMoRan will have outstanding approximately 44,000 shares of Preferred Stock and approximately 92 million shares of common stock.  Assuming conversion of McMoRan’s remaining Preferred Stock and the outstanding 6¾% Mandatory Convertible Preferred Stock, McMoRan would have between approximately 109.3 million and 111.5 million common shares outstanding (depending on the applicable market price of McMoRan’s common stock).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: February 5, 2010